Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FIRST QUARTER 2018 EARNINGS

OAKLAND, MARYLAND—May 9, 2018: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), announces consolidated net income available to common shareholders of $2.5 million for the first three months of 2018, compared to $1.4 million for the same period of 2017. Basic and diluted net income per common share for the first three months of 2018 were both $.35, compared to basic and diluted net income per common share of $.22 for the same period of 2017. The increase in earnings was primarily due to an increase in net interest income of $1.2 million, an increase of $.2 million in wealth management income, a $.2 million decrease in provision for loan loss expense, a decrease of $.5 million in preferred stock dividends due to the redemptions of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) in March and November 2017, offset by a $.6 million increase in salaries and benefits attributable to new hires in late 2017 and first quarter of 2018, a $.2 million increase in life and health insurance related to increased claims in the first quarter of 2018, an increase of $.2 million in equipment, occupancy and data processing expenses in the first quarter of 2018, an increase in other real estate owned (“OREO”) expenses due to valuation allowance write-downs on properties in the first quarter of 2018 and an increase in other miscellaneous expenses such as legal and professional, contract labor and miscellaneous loan fees. The net interest margin for the first three months of 2018, the year ended December 31, 2017 and the first three months of 2017, on a fully tax equivalent (“FTE”) basis, was 3.68%, 3.37% and 3.27%, respectively.

According to Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer,

“The Bank was well positioned for a rising interest rate environment which had a positive impact on the net interest margin for the first quarter of 2018.  Our retail associates have also done an excellent job of holding interest expense relatively stable and continuing to build our low-cost core deposits.  The improved margin along with increasing income from our wealth management division, the lower cost of capital and the reduced tax rates all contributed to our strong financial quarterly results.”

“The Board of Directors was pleased to announce the resumption of a cash dividend during the first quarter, which was made possible in large part by our stable core earnings, reduced capital expense and improved asset quality. The dividend of $.09 per common share was paid on May 2, 2018. We hope to be able to continue this cash dividend in future quarters.”

Financial Highlights Comparing the First Quarters of 2018 and 2017:

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.12% at both March 31, 2018 and December 31, 2017 and 1.29% at March 31, 2017.

•	Provision for loan losses was $.4 million for the three months ended March 31, 2018 and $.6 million for the three months ended March 31, 2017. The reduction in provision expense for the first three months of 2018 was primarily driven by a reduction of historical loss factors due to the continued improvement of the loan portfolio.

•	Other operating income increased $.2 million during the first three months of 2018 when compared to the same period of 2017. This increase was primarily attributable to increased wealth management income. Net gains and increased BOLI and service charge income were offset by slight declines in debit card and other income.

•	Operating expenses increased $1.2 million in the first three months of 2018 when compared to the same period of 2017. The increase was due primarily to a $.6 million increase in salaries and benefits attributable to new hires in late 2017 and first quarter of 2018, a $.2 million increase in life and health insurance related to increased claims in the first quarter of 2018, an increase of $.2 million in equipment, occupancy and data processing expenses, an increase in OREO expenses due to valuation allowance write-downs on properties in the first quarter of 2018 and an increase in other miscellaneous expenses such as legal and professional, contract labor and miscellaneous loan fees.

Balance Sheet Overview

Total assets at March 31, 2018 remained unchanged at $1.3 billion when compared to December 31, 2017. During the first three months of 2018, cash and interest-bearing deposits in other banks decreased $62.5 million, the investment portfolio decreased $2.6 million and gross loans increased $45.0 million. Premises and equipment increased $1.7 million due to bank-wide building renovation projects associated with our new brand efforts. Total liabilities remained steady at $1.2 billion, although deposits decreased $21.5 million and long-term borrowings decreased by $5.0 million due to the repayment of two FHLB advances in the first quarter of 2018. These decreases were offset by a $6.4 million increase in short-term borrowings in the first quarter of 2018. The increase in short-term borrowings was due to a $9.0 million increase in overnight borrowings, offset by a $2.6 million decrease in our Treasury Management product.

Comparing March 31, 2018 to December 31, 2017, outstanding loans increased by $45.0 million (5.0%). Commercial real estate (“CRE”) loans increased $13.6 million due primarily to several new large relationships in the first quarter of 2018. Acquisition and development (“A&D”) loans decreased $3.2 million. Commercial and industrial (“C&I”) loans increased $4.9 million. Residential mortgages increased $19.8 million primarily to the purchase of a $15.0 million 1-4 family mortgage pool in February 2018, in house growth of $3.8 million continues in our professional’s program, offset slightly by amortization on existing balances. The consumer portfolio increased $9.9 million due to the purchase of a $10.0 million student loan pool in the first quarter of 2018. Approximately 28% of the commercial loan portfolio was collateralized by real estate at both March 31, 2018 and December 31, 2017.

Total deposits decreased $21.5 million during the first three months of 2018 when compared to deposits at December 31, 2017. During the first three months of 2018, non-interest bearing deposits decreased $3.0 million. Traditional savings accounts increased $6.3 million due to continued growth in our Prime Saver product. Total demand deposits decreased $.2 million and total money market accounts decreased $12.2 million due to decreased balances in our ICS money market account relating to the re-allocation of cash in our trust accounts. Time deposits less than $100,000 decreased $4.1 million and time deposits greater than $100,000 decreased $8.3 million. The decrease in time deposits greater than $100,000 was due to the maturity of one large certificate of deposit for a municipality.

The book value of the Corporation’s common stock was $15.73 per share at March 31, 2018, compared to $15.34 per share at December 31, 2017.

At March 31, 2018, there were 7,067,425 outstanding shares of the Corporation’s common stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, increased $1.3 million (13.3%) during the first three months of 2018 over the same period in 2017 due to a $1.1 million (9.5%) increase in interest income and a $.2 million (9.1%) decrease in interest expense. The net interest margin for the first three months of 2018 was 3.68%, compared to 3.27% for the first three months of 2017.

Comparing the first three months of 2018 to the same period of 2017, the increase in interest income was due to increases of $.8 million in interest and fees on loans and $.2 million in interest income on investments. The increase in interest and fees on loans was due primarily to an increase in the rate earned of 30 basis points attributable to loans repricing, new loans booked at higher rates and increased balances related to the purchases of a $10.0 million student loan pool and a $15.0 million pool of 1-4 family mortgage loans. The increase in investment interest income was due primarily to an increase in the rate earned of 29 points related to increased rates on the CDO portfolio.

Interest expense on our interest-bearing liabilities decreased by $.2 million during the three months ended March 31, 2018 when compared to the same period of 2017 due primarily to a $13.2 million reduction in long-term borrowings that resulted from the repayment of two FHLB advances totaling $5.0 million at their maturity in January 2018 and the repayment of $10.8 million of junior subordinated debentures in March 2017. These decreases were offset slightly by increased interest expense on deposits as we offered product special and increased pricing on the full relationship accounts.

Asset Quality

The ALL was $10.5 million at March 31, 2018 and $10.0 million at December 31, 2017. The provision for loan losses for the first three months of 2018 was $.4 million, compared to $.6 million for the first three months of 2017. Net recoveries of $51 thousand were recorded for the three months ended March 31, 2018, compared to $1.1 million for the three months ended March 31, 2017. The ratio of the ALL to loans outstanding was 1.12% at both March 31, 2018 and December 31, 2017, and 1.29% at March 31, 2017.

The ratio of net recoveries to average loans for the three months ended March 31, 2018 was an annualized .02%, compared to .47% for the same period in 2017 and a net charge-off to average loans of .28% for the year ended December 31, 2017. The CRE portfolio had an annualized net recovery rate of .08% as of March 31, 2018, compared to a net charge-off rate of 1.43% as of December 31, 2017. The A&D loans had an annualized net recovery rate of .47% as of March 31, 2018, compared to .11% as of December 31, 2017. The C&I loans had a net recovery rate of .09% as of March 31, 2018, compared to 2.21% as of December 31, 2017. The reduction in recoveries in the C&I portfolio in 2018 was due to a large recovery on a loan on an ethanol plant in the first quarter of 2017 that had been charged off in prior years. The residential mortgage ratios were a net charge-off rate of .11% as of March 31, 2018, compared to .01% as of December 31, 2017, and the consumer loan ratios were net charge-off rates of .46% and .53% as of March 31, 2018 and December 31, 2017, respectively.

Non-accrual loans totaled $4.3 million at March 31, 2018, compared to $7.1 million at December 31, 2017. The decrease in non-accrual balances at March 31, 2018 was primarily due to payoffs of two relationships totaling $2.5 million. Non-accrual loans that have been subject to partial charge-offs totaled $1.9 million at March 31, 2018, compared to $2.1 million at December 31, 2017. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $.3 million at March 31, 2018 and $.4 million at December 31, 2017.

Accruing loans past due 30 days or more increased to 1.14% of the loan portfolio at March 31, 2018, compared to .63% at December 31, 2017. The increase for the first three months of 2018 was due primarily to increases in the past due loans in the commercial A&D portfolio relating to one large relationship that moved to 30 days past due at the end of the quarter.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, increased $.2 million during the first three months of 2018 when compared to the same period of 2017. This increase was primarily attributable to increased wealth management income. Increased BOLI and service charge income were offset by slight declines in debit card and other income.

Net gains of $34 thousand were reported in other income for the first three months of 2018, compared to net gains of $5 thousand during the same period of 2017.

Operating expenses increased $1.2 million in the first three months of 2018 when compared to the same period of 2017. The increase was due primarily to a $.6 million increase in salaries and benefits attributable to new hires in late 2017 and 2018, a $.2 million increase in life and health insurance related to increased claims in the first quarter of 2018, an increase of $.2 million in equipment, occupancy and data processing expenses in the first quarter of 2018, an increase in OREO expenses due to valuation allowance write-downs on properties in the first quarter of 2018 and an increase in other miscellaneous expenses such as legal and professional, contract labor and miscellaneous loan fees.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and three statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2018	2017
EARNINGS SUMMARY
Interest income	$12,362	$11,327
Interest expense	$1,780	$1,958
Net interest income	$10,582	$9,369
Provision for loan losses	$447	$609
Other Operating Income	$3,676	$3,464
Net Gains	$34	$5
Other Operating Expense	$10,691	$9,456
Income before taxes	$3,154	$2,773
Income tax expense	$648	$793
Net income	$2,506	$1,980

Accumulated preferred stock dividends	$0	$540
Net income available to common shareholders	$2,506	$1,440

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2018	2017
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.35	$0.22

Book value	$15.73	$14.87
Closing market value	$19.20	$14.50
Market Range:
High	$20.25	$16.32
Low	$16.60	$13.00

Common shares outstanding at period end	7,067,425	7,052,630

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.76%	0.61%
Return on average shareholders' equity	9.13%	7.00%
Net interest margin	3.68%	3.27%
Efficiency ratio	72.30%	72.60%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2018	2017	2017

Assets	$1,319,412	$1,336,470	$1,319,434
Earning assets	$1,171,675	$1,129,331	$1,125,198
Gross loans	$937,493	$892,518	$894,532
Commercial Real Estate	$296,796	$283,162	$294,781
Acquisition and Development	$107,295	$110,530	$107,408
Commercial and Industrial	$81,647	$76,723	$74,593
Residential Mortgage	$418,445	$398,648	$393,988
Consumer	$33,310	$23,455	$23,762
Investment securities	$237,482	$240,102	$234,956
Total deposits	$1,017,863	$1,039,390	$1,026,868
Noninterest bearing	$249,035	$252,049	$239,292
Interest bearing	$768,828	$787,341	$787,576
Shareholders' equity	$111,134	$108,390	$114,884

CAPITAL RATIOS	31-Mar	31-Dec	31-Mar
	2018	2017	2017
Period end capital
Tier 1 to risk weighted assets	15.01%	14.97%	14.88%
Common Equity Tier 1 to risk weighted assets	12.59%	12.54%	12.12%
Tier 1 Leverage	11.45%	11.00%	10.99%
Total risk based capital	16.06%	15.98%	16.09%

ASSET QUALITY
Net (recoveries)/charge-offs for the quarter	$(51)	$1,508	$(1,056)
Nonperforming assets: (Period End)

Nonaccrual loans	$4,301	$7,118	$10,893
Loans 90 days past due and accruing	$108	$595	$196
Total nonperforming loans and 90 days past due loans	$4,409	$7,713	$11,089

Restructured loans	$5,252	$5,955	$9,026
Other real estate owned	$9,514	$10,141	$11,002

Allowance for loan losses
to gross loans, at period end	1.12%	1.12%	1.29%
Nonperforming and 90 day past due loans
to total loans, at period end	0.47%	0.86%	1.24%
Nonperforming loans and 90 day past due
loans to total assets, at period end	0.33%	0.58%	0.84%